                                                                    Exhibit 10.7

                         EXCLUSIVE SUBLICENSE AGREEMENT

     This Exclusive Sublicense Agreement ("Agreement") is entered into on
December 9, 2003 ("Effective Date") between BioMimetic Pharmaceuticals, Inc.
("BMPI"), a Delaware corporation and Luitpold Pharmaceuticals, Inc.
("Luitpold"), a New York corporation (each, individually, a "Party" and, collectively, the "Parties").

                                    RECITALS

     BMPI has licensed the Licensed Patent Rights, as hereinafter defined, from each of Harvard University and Zymogenetics, Inc. (each a "Licensor" and collectively, the "Licensors");

     Luitpold desires to obtain an exclusive worldwide sublicense for the
Licensed Patent Rights in accordance with the terms of this Agreement;

     BMPI is willing to grant an exclusive worldwide sublicense for the Licensed
Patent Rights in the Field of Use and the Field of Extended Use, as hereinafter defined, to Luitpold on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed by the Parties as follows:

                                 1. DEFINITIONS

     1.1 "Affiliate" means any company, corporation, business or entity controlled by, controlling, or under common control with either Luitpold or
BMPI. "Control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such corporation or other business or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such company, corporation, business or entity, by contract, law or otherwise.

     1.2 "Approval Date" means the date BMPI obtains approval from the FDA or is granted a "CE" mark or another form of marketing authorization in the European
Union, whichever occurs first, to market and sell Licensed Products anywhere in the Territory in the Field of Use for humans only.

     1.3 "Distributor" means any non-Affiliate to whom Luitpold both sells
Licensed Products and grants a right to distribute (but not to make or have made) such Licensed Products in a defined territory.

     1.4 "FDA" means the United States Food and Drug Administration or its successor.

     1.5 "Field of Use" means all uses related to the treatment, cure, or relief of mammals for periodontal diseases and/or the repair, restoration or reconstruction of oral and cranio-maxillofacial osseous defects.

     1.6 "Field of Extended Use" shall mean all uses outside the Field of Use that are related to the treatment and healing of bone, cartilage, tendon and ligaments of the skeletal tissue system in animals (excluding humans), excluding the treatment and healing of soft tissue wounds.

     1.7 "Improvement" means any modification, alteration, enhancement or improvement to the Licensed Technology or any Licensed Product.

     1.8 "Know-how" means BMPI's technical and other information related to the
Licensed Patent Rights including, without limitation, ideas, concepts, inventions, discoveries, data, formulae, specifications, processes, procedures for experiments and tests and other protocols, results of experimentation and testing, media formulations, fermentation, recovery and purification techniques and assay protocols whether or not covered by any patent, copyright design, trademark or other industrial or intellectual property rights.

     1.9 "Licensed Patents" means the Valid Claims of (a) the patents and the patent applications listed on Exhibit A (attached hereto and made part of this
Agreement); and (b) any patents and patent applications owned or licensed by
BMPI arising from the patents listed on Exhibit A to the extent any Valid Claim of such patents or patent applications would, in the absence of the licenses contemplated hereunder, bar the use or sale within the Field of Use or the Field of Extended Use of a product by Luitpold (treating for this purpose any Valid
Claim in pending patent applications as if they had been issued); and (c) all patents hereafter issuing from the patents and patent applications described in the immediately preceding clauses (a) and (b) throughout the world, whether national or regional, and including any divisions, renewals, reexaminations, continuations, continuations-in-part, extensions or reissues thereof, and any supplementary protection certificates. Exhibit A will be updated by BMPI on at least an annual basis.

     1.10 "Licensed Patent Rights" means all rights under the Licensed Patents that are granted to Luitpold by BMPI in Section 2.

     1.11 "Licensed Product(s)" means any product consisting essentially of
rhPDGF-BB in the absence of other growth-promoting proteins and in combination with a synthetic or natural matrix, or any part thereof, which (a) is covered by the Licensed Technology; (b) is developed through the use of a process which is covered by the Licensed Technology; or (c) could not be manufactured, used or sold without the incorporation or use in whole or in part of some or all of the
Licensed Technology.

     1.12 "Licensed Technology" means Know-how and the Licensed Patent Rights.

     1.13 "Net Sales" means the amounts invoiced by Luitpold or any of its
Affiliates or Distributors during the term of this Agreement for the worldwide sale of Licensed Products to bona fide independent third parties, including any amounts that may be invoiced for samples, less: (a) normal and customary rebates, trade, or quantity and cash discounts, including credit card fees, actually taken or incurred; (b) sales, use and/or excise taxes, custom duties or other governmental charges (other than taxes imposed on Luitpold's, an
Affiliate's or a Distributor's net income) actually paid in connection with sales of Licensed Products; (c) amounts actually allowed or credited due to refunds, returns and replacements; (d) up to 2% of gross sales,

                                        2

representing an estimate of the cost actually paid by Luitpold, an Affiliate or a Distributor, as applicable, for any bulk packages and packing, freight charges and insurance which amount will, at the request of BMPI, be reconciled to actual costs annually; and (e) amounts written off for bad debt. In the case of (a) and
(c), such amounts shall be deductible only to the extent the same are identified on the invoice to the customer or other documentation maintained in the ordinary course of business. Net Sales also includes the fair market value of any non-cash consideration received by Luitpold, its Affiliates or Distributors for the sale, lease or transfer of Licensed Products.

     1.14 "Territory" means worldwide.

     1.15 "Valid Claim" means with respect to the Licensed Patents (a) a claim of a pending patent application; or (b) a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal has been taken after ninety (90) days.

                                    2. GRANT

     2.1 Exclusive License. BMPI hereby grants to Luitpold, and Luitpold hereby accepts from BMPI, subject to the terms and conditions herein specified, an exclusive worldwide license under the Licensed Technology to use, offer to sell, sell, and otherwise commercialize, solely in the Field of Use and the Field of
Extended Use, Licensed Product(s) purchased from BMPI. Notwithstanding the foregoing exclusive sublicense, BMPI reserves the right to use the Licensed
Products for purposes of conducting trials and other tests with respect to the treatment and healing of bone, cartilage, tendon and ligaments of the skeletal tissue system on animals in studies related to development of safety and efficacy information needed for the technology for human use and applications provided BMPI will share all such information with Luitpold. Any rights not expressly granted pursuant to this Agreement shall be reserved to BMPI. Except pursuant to the terms of this Agreement, BMPI will not exercise any rights under the Licensed Patent Rights.

     2.2 Sublicenses. BMPI hereby grants to Luitpold, and Luitpold hereby accepts from BMPI, upon the terms and conditions herein specified, the right to grant sublicenses under the Licensed Technology to Distributors to use, offer to sell and sell, in the Field of Use and the Field of Extended Use, Licensed
Products purchased from BMPI; provided, however, that before any such sublicense is executed, Luitpold shall provide BMPI with at least the following information with respect to the proposed Distributor: (a) the identity of the proposed
Distributor; (b) a description of the Licensed Product and the scope of the sublicense being granted; and (c) the territory in which the proposed
Distributor will have rights under the sublicense. In the event that the proposed Distributor is not an Affiliate of Luitpold, Luitpold shall obtain the prior written consent of BMPI to such sublicense, which shall not be unreasonably withheld, conditioned or delayed after approval to market by the appropriate agency. Luitpold will be responsible for the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amount to be paid by a Distributor directly to BMPI. Each sublicense granted by Luitpold shall be consistent with and subordinate to the terms and conditions of this Agreement. This Agreement, in the event BMPI's License Agreement with Harvard University through which BMPI is licensing any

                                        3

Patent Rights thereunder is terminated, will be terminated or assigned to
Harvard University, only with respect to the patents licensed from Harvard
University, exclusively at Harvard University's option. BMPI agrees not to take any action or omit to take any action that would cause the License Agreement with Harvard University to be terminated.

     2.3 Due Diligence Milestones. Luitpold shall proceed diligently to bring
Licensed Products into commercial use in the Field of Use for humans as quickly as is reasonably possible after the Approval Date. Luitpold shall be deemed to satisfy the foregoing obligation if Luitpold has made at least one sale of the
Licensed Products to a Distributor or another third party solely for use in the
Field of Use ("First Sale") within ** days after the Approval Date.

     2.4 Regulatory Approvals.

          (a) Subject to Section 6.4, BMPI shall obtain, at its sole expense, regulatory approvals required by the FDA, and in Canada and the CE mark in the European Union for Luitpold to exercise the rights granted in Sections
     2.1 and 2.2 above in the Field of Use for humans (but not animals) in the
     United States, the European Union and Canada. BMPI shall have the exclusive right to communicate with the FDA and counterpart agencies in the European
     Union and Canada regarding regulatory or other approval of the Licensed
     Products in the Field of Use for humans, and Luitpold shall not initiate any communication with any such agency except for purposes of Section 6.4.
     If Luitpold is contacted directly by the FDA or any counterpart agency or body in the European Union and Canada, Luitpold shall promptly notify BMPI and shall cooperate with BMPI in responding to any such communication.

          (b) Upon regulatory approval of applications for uses outside the
     Field of Use and the Field of Extended Use, BMPI will assign all regulatory approvals within the Field of Use and the Field of Extended Use to
     Luitpold. BMPI will retain the right to review and approve all related regulatory or other filings made by Luitpold.

                             3. TERM AND TERMINATION

     3.1 Term. The term of this Agreement shall be for a period beginning on the
Effective Date and extending, on a country by country basis, until the later of
(a) the last to expire Valid Claim that covers a Licensed Product in that country, or (b) December 31, 2014. Luitpold's obligation to pay royalties shall expire on a country-by-country basis. The Agreement may be extended by mutual consent of the parties. If extended, Section 4.3, among other provisions, survives for so long as Luitpold relies upon Know-how, trademarks, trade secrets and/or other proprietary technology or information developed by BMPI.

     3.2 Termination.

          (a) In the event that one Party commits any material breach of this
     Agreement, unless this Agreement provides a different remedy, the non-breaching Party may terminate this Agreement at its option by giving the breaching Party not less than sixty (60) days written notice of its election to terminate as of a stated date. In addition to its option to terminate, BMPI shall have the right to convert this Agreement to a non-exclusive sublicense. Such notice shall state the nature of the defaults claimed by the

                                        4

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

     non-breaching Party. The breaching Party during said sixty (60) day period may cure any default stated in said notice and if such default is cured or, if such default is not a failure to pay an amount due and will reasonably take longer than sixty (60) days to cure and the breaching Party is diligently pursuing such cure, this Agreement shall continue in full force and effect as if such notice had not been given. Additionally, in the event
     Luitpold commits a material breach of that certain Research, Development and Marketing Agreement by and between BMPI and Luitpold dated December 9,
     2003 or that certain Manufacturing and Supply Agreement by and between BMPI and Luitpold dated December 9, 2003, this entire Agreement shall terminate, or, at BMPI's option, Luitpold's rights under this Agreement may become non-exclusive.

          (b) In the event either Party shall become insolvent or shall cease business, or shall file a voluntary petition or an answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee for a substantial part of its property then, at the option of the other Party, this Agreement shall terminate effective as of a date ten (10) days following written notice by the Party intending to terminate.

     3.3 Effect of Termination. Upon termination or expiration of this
Agreement, BMPI shall have the option to repurchase from Luitpold any Licensed
Products that are in Luitpold's inventory on the effective date of such termination. The repurchase price for License Products in good condition in unopened, undamaged packaging shall be the price paid by Luitpold; the price for
Licensed Products in damaged or opened packaging or otherwise not in good condition shall be subject to mutual agreement by the Parties in good faith.
Luitpold may continue to sell any Licensed Products that are not repurchased by
BMPI for up to one hundred eighty (180) days after the effective date of expiration or termination and shall pay to BMPI any royalties which may accrue on such sales.

     3.4 Survival. Article 1, Sections 3.3 and 3.4, and Articles 4, 6, 7, 10,
and 11 shall survive termination or expiration of this Agreement.

                              4. FEES AND ROYALTIES

     4.1 Royalties. Luitpold, in exchange for the rights granted to Luitpold under this Agreement, shall pay or cause to be paid to BMPI royalties equal to
** of Net Sales of any Licensed Product. In addition, in the event that aggregate royalties BMPI must pay to its respective licensors exceed the ** that
Luitpold is paying BMPI, Luitpold will pay such excess up to an additional ** of
Net Sales; however, in such case, upon the last to expire of the Valid Claims under the Licensed Patents identified with an asterisk (*) on Exhibit A.
Luitpold shall be entitled to a non-refundable royalty credit effective on such date which may be applied solely against future royalty payments from Luitpold to BMPI. The total amount of the credit shall be equal to all prior royalties paid by Luitpold to BMPI under this Agreement but only to the extent such royalties exceeded ** of total Net Sales and provided further that such credit will not reduce any royalties then due and payable by Luitpold for a given quarter by more than fifty percent (50%). Upon expiration of this

                                        5

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

Agreement on or after 2014, one-half of any remaining credit shall be refunded by BMPI to Luitpold.

4.2 Minimum Royalties. In the first twelve (12) months following the First Sale, the royalties payable by Luitpold to BMPI pursuant to Section 4.1 shall not be less than Six Hundred Thousand Dollars ($600,000). In the second twelve (12)
months following the First Sale, the royalties payable by Luitpold to BMPI pursuant to Section 4.1 shall not be less than One Million Two Hundred Thousand
Dollars ($1,200,000). In the third through the sixth twelve (12) month period following the First Sale, the royalties payable by Luitpold to BMPI pursuant to
Section 4.1 shall not be less than Two Million Four Hundred Thousand Dollars
($2,400,000). The payment of minimum royalties will be contingent upon adequate supply of the Licensed Products by BMPI to Luitpold. So long as BMPI is required to provide such supply, if BMPI does not or cannot supply an adequate supply of
Licensed Product to Luitpold, the minimum royalties for the calendar year(s)
shall be reduced on a prorated basis to reflect the amount that could not be supplied; however, if Luitpold is able to obtain an alternative supply, this exception shall not apply and Luitpold will be obligated to pay the minimum royalties.

     4.3 Royalty Reduction. Upon and after the expiration of the last to expire of the Valid Claims under the Licensed Patents, the royalty rate set forth in
Section 4.1 shall be reduced for the remaining term of the Agreement to ** of
Net Sales in consideration for use by Luitpold and the Distributors of BMPI's
Know-how, trade secrets, trademarks and/or other proprietary technology independent of any Licensed Patent Rights.

     4.4 Additional Royalties. In addition to the royalties set forth in Section
4.1, Luitpold agrees to pay to BMPI ** of any license fees and milestone payments other than payments in respect of or measured by Net Sales, received by
Luitpold or any Affiliate from ** for rights to distribute the Licensed Products to U.S. hospitals and surgical centers for the repair, restoration or reconstruction of cranio-maxillofacial osseous defects.

     4.5 Milestone Payments. BMPI will provide Luitpold written notice of the achievement of each of the milestone events (a) and (b) set forth below and
Luitpold shall pay the relevant milestone amounts within thirty (30) days of such notice. Luitpold shall provide BMPI written notice within thirty (30) days of the achievement of each of the milestone events (c)-(h) set forth below and
Luitpold shall pay the relevant amounts to BMPI as milestone payments with such notice; provided, however, that Luitpold shall be required to pay such amounts if, and only if, its achievement of the applicable milestone obligates BMPI to make a milestone payment to any Licensor:

          (a) Fifteen Million Dollars ($15,000,000) within thirty (30) days after the date on which regulatory approval is first received in the United
     States to market the Licensed Products in the Field of Use, of which **
     shall be payable for the rights granted under the Licensed Patents identified with an asterisk (*) on Exhibit A and ** shall be payable for the rights granted under the Licensed Patents not identified with an asterisk (*) on Exhibit A;

                                        6

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

          (b) Five Million Dollars ($5,000,000) on the second anniversary of the
     Approval Date of which ** shall be payable for the rights granted under the
     Licensed Patents identified with an asterisk (*) on Exhibit A and ** shall be payable for the rights granted under the Licensed Patents not identified with an asterisk (*) on Exhibit A;

          (c) ** upon filing an Investigational New Drug Application or an equivalent foreign filing for regulatory approval of a Licensed Product in the Field of Extended Use;

          (d) ** upon initiation of a Phase III or pivotal clinical trial, as
     "Phase III" is defined by Title 21: chapter 1 - Food and Drug
     Administration, Department of Health and Human Services for a Licensed
     Product in the Field of Extended Use;

          (e) ** upon filing a Biologies License Application or an equivalent foreign filing for a Licensed Product in the Field of Extended Use;

          (f) ** upon receipt of FDA approval to market a Licensed Product in the Field of Extended Use;

          (g) ** on the first anniversary of receipt of FDA approval to market a
     Licensed Product in the Field of Extended Use; and

          (h) ** on the second anniversary of receipt of FDA approval to market a Licensed Product in the Field of Extended Use.

     Luitpold shall provide BMPI with written notice of the achievement of any milestone, accompanied by the applicable milestone payment, within thirty (30)
days after the achievement of such milestone. Milestones (c) through (h) shall be deemed achieved by Luitpold if achieved by Luitpold, an Affiliate of
Luitpold, a Distributor, or an agent or contractor of Luitpold, an Affiliate or a Distributor. In the event Luitpold pays for any milestone payment described in
(c) through (e) above, BMPI will be obligated to refund such individual milestone payment(s) to Luitpold if BMPI subsequently achieves any or all of the same milestones that, but for Luitpold's previous payment of the same milestone, would have triggered a milestone payment obligation from BMPI to a Licensor.

     4.6 Sale Bonus Payment. No later than March 15th of the year following the first (but only the first) calendar year in which worldwide Net Sales by
Luitpold and its Affiliates or Distributors of the Licensed Products for use in
the Field of Extended Use, combined with BMPI's sales in human orthopedic related indications, exceeds ** Luitpold will pay a sales bonus, not to exceed
**, to BMPI equal to its pro rata share of ** based on Luitpold's sales in the
Field of Extended Use and BMPI's sales in human orthopedics. Luitpold shall pay a Sales Bonus Payment if, and only if, its sales

                                        7

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

alone in the Field of Extended Use, or in total with BMPI's sales in human orthopedics, trigger a ** sales bonus payment to Zymogenetics, Inc.

     4.7 Non-Cash Payments. If any payment for which Luitpold owes BMPI a payment pursuant to this Section 4 is made other than in cash, Luitpold shall pay BMPI pursuant to this Section 4 in cash based on the fair market value of the non-cash payment received by Luitpold, and BMPI shall have no obligation to accept any non-cash payment from Luitpold.

     4.8 Schedule and Form of Payment/Taxes. Luitpold shall pay royalties on a calendar quarter basis and payments shall be due and payable with the reports required by this Section 4.8 thirty (30) days following the close of the relevant accounting period. Each such payment shall be accompanied by a report for the period covered showing the total number or volume of Licensed Products sold and total Net Sales, each on a country-by-country basis, the exchange rate used to convert any payments into United States dollars, and total royalties due, if any. All royalties and other amounts payable to BMPI hereunder shall be payable in United States dollars. Luitpold shall, when required to do so by applicable law, be responsible for the payment of all withholding taxes imposed by any country on any royalty or other amounts payable to BMPI hereunder and shall withhold such taxes from the amounts payable to BMPI hereunder. Luitpold will supply BMPI with evidence of such payment of withholding tax, in a form acceptable to BMPI to meet the requirements for claiming foreign tax credits on
BMPI's federal income tax return. Notwithstanding the foregoing, if the law of any foreign country prevents any payment payable to BMPI hereunder to be made in the United States of America or prevents any such payment to be made in United
States dollars, BMPI agrees to accept such payment in form and place as permitted, including deposits by Luitpold in the applicable foreign currency in a local bank or banks in such country designated by Luitpold. If any currency conversion is required in connection with any payment to BMPI hereunder such conversion shall be made at the average of the buying rate and the selling rate for the transfer of such other currency into United States Dollars as quoted by
Citicorp Bank (New York), or its successor, on the last business day of the applicable accounting period, in the case of any payment payable with respect to a specified accounting period, or, in the case of any other payment, the last business day prior to the date of such payment. If no royalties are due for any calendar quarter, Luitpold shall so report.

     4.9 Records. Luitpold shall maintain, and shall ensure that its
Distributors maintain, complete and accurate records sufficient to enable accurate calculation of royalties and other fees due BMPI under this Agreement.
Once a calendar year, BMPI shall have the right to select a certified public accountant reasonably acceptable to Luitpold to inspect, on not less than fifteen (15) business days prior written notice and during Luitpold's regular business hours, the records of Luitpold and/or any Distributor necessary to verify Luitpold's statement and payments due pursuant to this Agreement. Such accountant must execute a nondisclosure agreement reasonably satisfactory to
Luitpold prior to any access to records. Luitpold agrees to, and to ensure that the Distributors, cooperate and provide reasonable access to their respective books, records and premises; provided, however, that such access shall be limited to those books and records necessary to verify the accuracy of the payments made to BMPI pursuant to this Agreement. The entire cost for such inspection shall be borne by BMPI unless there is a discrepancy of greater than, or equal to, five percent (5%) in Luitpold's favor in which case Luitpold shall bear the entire cost of the inspection. Records shall be preserved by Luitpold and the Distributors for three (3) years for inspection by BMPI.

                                        8

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                 5. PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

     5.1 Right to Prosecute and Maintain Licensed Patents. During the term hereof, BMPI or its Licensors shall have the right to file, prosecute and maintain all patents and patent applications as set forth in Exhibit A. Luitpold shall render BMPI such assistance as BMPI may reasonably require to comply with
BMPI's obligations under this Section 5.1. BMPI shall retain the right to abandon patent applications in BMPI's reasonable discretion. BMPI shall maintain
Licensed Patents, at its sole expense, until the last to expire Valid Claim. If
BMPI should wish to abandon any one or more of the Licensed Patents or cease the maintenance thereof during the term of this Agreement, BMPI shall notify
Luitpold in writing not less than forty-five (45) days prior to any action required to preserve such Licensed Patents and shall consider any objection by
Luitpold to any proposed abandonment that BMPI receives within forty-five (45)
days of receipt of such notification. If BMPI does not prosecute and maintain any patent or patent application and provided BMPI does not incur obligations arising under the Zymogenetics, Inc. licenses or the Harvard license, BMPI will assign its rights, without warranties of any kind, to Luitpold.

     5.2 Assistance and Communication. BMPI (or its Licensors) shall have exclusive control over the prosecution of the Licensed Patents before all national and international patent offices; provided that Luitpold shall have reasonable opportunities to advise BMPI. Luitpold shall cooperate and, at BMPI's expense, shall render all reasonable assistance to BMPI in preparing, filing and prosecuting Licensed Patents relating to the Field of Use and the Field of
Extended Use.

                            6. COVENANTS OF LUITPOLD

     6.1 Sale and Marking. Luitpold will not sell or market any Licensed
Products in any part of the Territory where proper regulatory approval has not been obtained, unless approval is not required. Luitpold shall comply with all applicable United States and foreign statutes related to the marking of Licensed
Products and their packaging with patent pending, patent number(s), or other intellectual property notices and legends required to maintain the patent rights licensed in this Agreement.

     6.2 Export. Luitpold shall be solely responsible for obtaining all licenses, permits or authorizations required from the United States and any other government for export or reexport of Licensed Products. BMPI agrees to provide Luitpold with such assistance as it may reasonably request in obtaining such licenses, permits or authorization at Luitpold's expense.

     6.3 Sales Force and Customer Service. Beginning upon FDA approval of
Licensed Product, Luitpold will maintain a direct sales force of ** sales representatives in the United States trained on the Licensed Products as well as enough customer service representatives reasonably necessary to support the
Licensed Product sales in the Territory, provided Luitpold shall have a reasonable time of up to four months to replace any departing sales representative. Luitpold will market the Licensed Products in a professional and ethical manner.

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                                        9

     6.4 Regulatory Approvals and Post-marketing Studies. Luitpold shall have the first option to (a) obtain, at its sole expense, all permits, licenses, and other regulatory approvals that may be required for sale of the Licensed
Products (i) in the Field of Use for use with animals (excluding humans) in the
United States, European Union and Canada (ii) in the Field of Use outside the
United States, European Union and Canada for use with animals (including humans)
and (iii) in the Field of Extended Use anywhere in the world, and (b) to file all reports, applications, notifications, manifests, and the like required by regulatory authorities for Luitpold to (a) exercise the rights granted in
Sections 2.1 and 2.2 for the Field of Use outside the United States and the
European Union, (b) exercise the rights granted in Sections 2.1 and 2.2 for the
Field of Extended Use anywhere in the world and (c) conduct post-marketing clinical studies on the Licensed Products. In addition, Luitpold shall be obligated to fund all post-marketing clinical studies for the Licensed Products in the Field of Use and the Field of Extended Use, except those required as a condition of the first approval of any regulatory authority.

          (a)  Prior to initiating a pre-marketing or post-marketing study for the Licensed Products, Luitpold shall furnish to BMPI, and shall secure BMPI's written approval of, the protocol that Luitpold proposes to use for the study.

          (b)  Prior to submission to FDA or other regulatory agencies, or bodies, Luitpold shall submit to BMPI, and carefully consider
               BMPI's recommendations, any written communication with a
               regulatory agency in connection with seeking any of the foregoing regulatory approvals and shall promptly notify BMPI of, and afford BMPI the opportunity to attend and participate in, any meeting with a regulatory agency in connection therewith.

          (c)  Luitpold shall provide to BMPI, at BMPI's expense, copies of all records and reports that result from pre-marketing and
               post-marketing studies performed by or for Luitpold, and BMPI shall have the right to use any such documents in connection with regulatory filings.

          (d)  Before publishing, presenting or permitting the publication or presentation of data related to a pre-marketing or post-marketing clinical studies, Luitpold shall use its best efforts, subject to principles of academic freedom, to submit copies of any and all proposed manuscripts, abstracts and or presentation materials or aids to BMPI thirty (30) days in advance of submitting or
               presenting such proposed manuscripts, abstracts and or
               presentation materials or aids to a publisher or other third party. BMPI shall have the right to evaluate such materials to ascertain whether (a) Confidential Information or other
               proprietary information of BMPI is being used or disclosed in an unauthorized manner, or (b) the publication of such materials would impair BMPI's attempt to secure a patent on any idea, invention, process, composition of matter or business method. If
               BMPI makes a good faith determination, within such thirty (30)
               day period, that the publication of a proposed manuscript, abstract or presentation materials or aids would result in an unauthorized use or disclosure of its Confidential Information,
               Luitpold shall remove such Confidential Information from the manuscript, abstract or presentation materials or aids before publishing the same. If BMPI makes a

                                       10

               good faith determination, within such thirty (30) day period, that the publication of a proposed manuscript, abstract or presentation materials or aids would impair BMPI's attempt to secure a patent on any idea, invention, process, composition of matter or business method, Luitpold shall refrain from submitting or presenting such proposed manuscript, abstract or presentation materials or aids to a publisher or other third party for another ninety (90) days to allow BMPI to file patent applications or take other steps to secure, perfect or otherwise protect its intellectual property interests.

          (e)  If at any time a third party offers to obtain regulatory approval which Luitpold has the first option to seek in accordance with this Section 6.4 but has not then begun the process of seeking,
               BMPI shall so notify Luitpold.

     6.5 Periodic Meetings with BMPI. Not less often than semi-annually after
BMPI receives regulatory approval to market the Licensed Products in the United
States or in any country in the European Union, Luitpold will meet with BMPI to review all regulatory approvals in the Territory.

     6.6 Funding of Research and Development Efforts. Luitpold will fund BMPI's research and development efforts, in accordance with that certain Research,
Development and Marketing Agreement by and between BMPI and Luitpold dated
December 9, 2003 to which this Agreement is attached, for purposes of obtaining regulatory or other approvals in the United States, Canada and the European
Union in the Field of Use for humans.

                               7. CONFIDENTIALITY

     7.1 Confidential Information. It may be necessary for one Party to disclose to the other Party certain confidential or proprietary information.
"Confidential Information" means information related to the business of Luitpold or the business of BMPI and includes, without limitation, all tangible and intangible information relating to scientific data, analyses and projections;
intellectual property, trade secrets, know-how, products, and product candidates; strategies, operations, systems, software, ideas, financial information, contracts, business documents, and business records; and any analyses, compilations, studies and other documents, in whatever form furnished, prepared or stored, whether prepared by a Party, its representatives or others, which are based upon, incorporate or otherwise reflect such information. During the term of this Agreement and for ten (10) years thereafter, the Party receiving Confidential Information of the other Party agrees not to disclose such Confidential Information and not to use it for any purpose except those specifically allowed in this Agreement. Confidential Information shall not include information which:

          (a) is now in the public domain or which becomes generally available to the public through no fault of the receiving Party;

          (b) is already known to, or in the possession of, the receiving Party prior to disclosure by the disclosing Party as can be demonstrated by written evidence;

          (c) is disclosed on a non-confidential basis to the receiving Party by a third Party having the right to make such a disclosure;

                                       11

          (d) is independently developed by the receiving Party (by activity not associated with the Licensed Technology) as can be demonstrated by written evidence; or

          (e) is required to be disclosed by order of any court or governmental or regulatory authority, or where otherwise required by law but only after notification to the providing Party by the receiving Party of such requirement in order to allow the providing Party to seek protection for the providing Party's Confidential Information from such court or governmental or regulatory authority.

     7.2 Publicity. Except as otherwise set forth in this Section 7 or 12.2, neither Party shall originate any publicity, news release or public announcements, relating to this Agreement (including, without limitation, its existence, its subject matter, the Parties' performance, any amendment hereto or performance hereunder), whether to the public or press, stockholders or otherwise, without the prior written consent of the other Party, save only such announcements that are required by law to be made or that are otherwise agreed to by the Parties. Such announcements shall be brief and factual. If a Party decides to make an announcement, whether required by law or otherwise, it shall give the other Party at least ten (10) business days advance notice, where possible, of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving
Party reasonably requests the deletion of any information in the announcement, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party's legal counsel, such Confidential Information is legally required to be fully disclosed.

                   8. INTERFERENCE, OPPOSITION AND ENFORCEMENT

     8.1 Interference. In the event an interference is declared by the U.S.
Patent and Trademark Office involving one or more of the Licensed Patents, then
BMPI shall promptly notify Luitpold in writing. BMPI or its Licensors shall have exclusive control over the conduct of the interference; provided Luitpold shall have reasonable opportunities to advise BMPI. At BMPI's sole discretion and expense, Luitpold shall assist BMPI and cooperate in any such interference upon
BMPI's request. In the event that there is an interference declared involving one or more of the Licensed Patents, then the obligation of Luitpold to pay royalties under the Licensed Patent Rights shall continue unabated so long as
Luitpold continues to exercise its rights under this Agreement.

     8.2 Opposition. In the event that one or more of the Licensed Patents are subject to an opposition proceeding, then BMPI shall promptly notify Luitpold in writing. BMPI (or its Licensors) shall have exclusive control over the conduct of the opposition; provided Luitpold shall have reasonable opportunities to advise BMPI. At BMPI's sole discretion and expense, Luitpold shall assist BMPI and cooperate in any such opposition upon BMPI's request. In the event that there is an opposition involving one or more of the Licensed Patents, then the obligation of Luitpold to pay royalties under the Licensed Patent Rights shall continue unabated so long as Luitpold continues to exercise its rights under this Agreement.

     8.3 Declaratory Judgment Action. In the event a third Party brings an action to obtain a declaration of patent invalidity against Luitpold, BMPI and/or one or more Licensed Patents, BMPI (or its Licensors) shall have the right to defend such action at its own cost and expense,

                                       12

and to control any ensuing litigation. In the event a competitor is successful in lawfully marketing a Licensed Product during the term of this Agreement,
Luitpold's obligation to pay royalties shall persist in accordance solely with the royalty reduction as set forth in Section 4.3.

     8.4 Enforcement by BMPI. In the event either Party becomes aware of a suspected infringement of a Licensed Patent within the Field of Use or the Field of Extended Use, such Party shall notify the other Party promptly in writing and, following such notification, the Parties shall promptly confer. BMPI or
Licensors shall have the right, but shall not be obligated, to prosecute an infringement action at its own expense and under its own direction and control;
provided Luitpold shall have reasonable opportunities to advise BMPI. BMPI shall notify Luitpold in writing within ninety (90) days of becoming aware of a suspected infringement whether or not it will prosecute an infringement action.
If BMPI or a Licensor elects to prosecute such action, it shall be entitled to all recoveries in any such action. Luitpold shall reasonably assist BMPI at
BMPI's expense in such actions if so requested. Luitpold shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

     8.5 Backup Enforcement by Luitpold. If BMPI or its Licensors are unable or elect not to bring an action for infringement of a Licensed Patent within the
Field of Use or the Field of Extended Use, Luitpold may bring such action at its own expense and under its own direction and control; provided, BMPI shall have reasonable opportunities to advise Luitpold. In such event, Luitpold shall be entitled to recover its expenses from all recoveries in any such action, and the remaining balance of any such recoveries shall be treated as Net Sales for which
Luitpold shall pay royalties to BMPI. BMPI shall reasonably assist Luitpold at
Luitpold's expense in such actions if so requested or required by law. BMPI shall also lend its name to such actions if requested by Luitpold or required by law, at Luitpold's expense. BMPI shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

                        9. REPRESENTATIONS AND WARRANTIES

     9.1 Representations, Warranties and Covenants of Luitpold. Luitpold
represents and warrants to and covenants with BMPI that:

          (a) Luitpold is a corporation duly organized, validly existing and in corporate good standing under the laws of New York; and

          (b) Luitpold has the corporate and legal right, authority and power to enter into this Agreement; and

          (c) Luitpold has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

          (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Luitpold, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting Parties' rights generally and except as enforceability may be subject to general principles of equity
     (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

                                       13

          (e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

          (f) Luitpold will comply with all applicable laws and regulations in connection with the performance of Luitpold's obligations pursuant to this
     Agreement, including but not limited to all applicable laws and regulations concerning product labeling, package marking, advertising and export.

     9.2 Representations, Warranties and Covenants of BMPI. BMP1 represents and warrants to and covenants with Luitpold that:

          (a) BMPI is a corporation duly organized, validly existing and in corporate good standing under the laws of Tennessee; and

          (b) BMPI has the corporate and legal right, authority and power to enter into this Agreement; and

          (c) BMPI has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

          (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of BMPI, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting Parties' rights generally and except as enforceability may be subject to general principles of equity
     (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

          (e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

          (f) BMPI will comply with all applicable laws and regulations in connection with the performance of BMPI's obligations pursuant to this
     Agreement, including but not limited to all applicable laws and regulations concerning product safety, testing, labeling, package marking, advertising and export.

     9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS
ARTICLE 9 OR IN ARTICLE 10.1 OF THE MANUFACTURING AND SUPPLY AGREEMENT, NEITHER
PARTY MAKES ANY WARRANTY WITH RESPECT TO THE LICENSED PATENT RIGHTS, GOODS,
SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY
DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR
PURPOSE AND NON-INFRINGEMENT.

                                       14

                                10. IMPROVEMENTS

     10.1 Ownership of Improvements. Each Improvement made or otherwise developed by Luitpold shall be solely owned by BMPI. Luitpold expressly acknowledges that any Improvement it may make would not have been possible without the license granted in Section 2 hereof, and accordingly, Luitpold hereby assigns to BMPI all rights, title and interests that Luitpold may have or obtain in and to any Improvement that Luitpold may make, discover or develop, including any and all intellectual property rights therein. BMPI shall have the exclusive right to reproduce, publish, patent, copyright, sell, license and otherwise make use of the Improvement. Luitpold will, upon request, execute specific assignments and take any action necessary to enable BMPI to secure patents, copyrights or otherwise secure its proprietary rights in Improvements.
Not withstanding the preceding, BMPI shall grant to Luitpold the exclusive sublicense consistent with the provisions in Sections 2.1 and 2.2 for the term of this Agreement to all Improvements which Luitpold funds related solely to carriers for growth factors. Luitpold will incur no additional sublicensing fees for these additional products, provided that all funding has been incurred by
Luitpold. Luitpold will be responsible for all regulatory approvals required for marketing Improvements which it sublicenses. BMPI shall retain all rights related to Improvements in growth factors.

     10.2 Option to License Improvements. If, during the term of this Agreement,
BMPI elects to grant a license to any third party to use, offer to sell, sell, and/or otherwise commercialize any Improvement related to carriers for growth factors not resulting from a study performed and paid for by Luitpold in the
Field of Use and/or in the Field of Extended Use, and Luitpold is in full performance of its obligations under this Agreement BMPI shall offer such license to Luitpold before offering it to a third party. Within thirty (30) days after the date of any such offer, Luitpold shall notify BMPI in writing whether or not Luitpold is interested in receiving such a license. If Luitpold notifies
BMPI that it is interested in receiving such license, the parties shall negotiate in good faith for one hundred twenty (120) days after the date of such notification to reach agreement on the amount of any royalties, milestone payments or other remuneration that will be payable by Luitpold as consideration for such license and the other terms and conditions of such license. If BMPI does not receive written notice that Luitpold is interested in receiving a license to any Improvement within thirty (30) days after the offer is made, or if the parties, negotiating in good faith, are unable to reach agreement upon applicable remuneration or other terms and conditions within one hundred twenty
(120) days after Luitpold's written notification of interest in receiving an offered license, BMPI shall be free to offer such license to any third party on terms no less favorable to BMPI than the terms offered by Luitpold.

     10.3 Option to License Additional Growth Factor Products. If, during the term of this Agreement, BMPI elects to grant a license to any third party to use, offer to sell, sell, and/or otherwise commercialize any growth factor related technology in the Field of Use and/or in the Field of Extended Use, and
Luitpold is in full performance of its obligations under this Agreement, BMPI shall offer such license to Luitpold before offering it to a third party. Within thirty (30) days after the date of any such offer, Luitpold shall notify BMPI in writing whether or not Luitpold is interested in receiving such a license. If
Luitpold notifies BMPI that it is interested in receiving such license, the parties shall negotiate in good faith for one hundred twenty (120) days after the date of such notification to reach agreement on the amount of any

                                       15

royalties, milestone payments or other remuneration that will be payable by
Luitpold as consideration for such license and the other terms and conditions of such license. If BMPI does not receive written notice that Luitpold is interested in receiving a license to any Improvement within thirty (30) days after the offer is made, or if the parties, negotiating in good faith, arc unable to reach agreement upon applicable remuneration or other terms and conditions within one hundred twenty (120) days after Luitpold's written notification of interest in receiving an offered license, BMPI shall be free to offer such license to any third party on terms no less favorable to BMPI than the terms offered by Luitpold.

     10.4 Notice. Either Party may generate Improvements without approval from or prior notice to the other Party, but shall promptly thereafter disclose to the other Party all Improvements made by such Party or its Affiliates or
Distributors.

                              11. GENERAL PROVISION

     11.1 Limited Liability. EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL
MISCONDUCT, NEITHER LUITPOLD NOR BMPI WILL BE LIABLE WITH RESPECT TO ANY MATTER
ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR
OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR
CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE
GOODS, TECHNOLOGY OR SERVICES.

     11.2 Use of Name. Luitpold does not have, and shall not acquire, any interest in any of BMPI's trademarks or trade names unless otherwise expressly agreed by BMPI in writing. BMPI's name may appear on the packaging and labeling for the Licensed Product and in material included therewith to the extent required by law; provided, however, that each such use must be approved in writing by BMPI, which approval shall not be unreasonably withheld. Luitpold shall not otherwise use the name of BMPI, or disclose the existence of this
Agreement for any marketing, advertising or promotional purpose, without BMPI's prior written consent.

     11.3 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between
BMPI and Luitpold. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur or hold itself out to third
Parties as having authority to enter into or incur, on behalf of the other
Party, any commitment, expense or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party. The Parties hereto agree that each is acting as an independent contractor and not as an agent or partner of the other by virtue of this Agreement.

     11.4 Severability. If any provision of this Agreement shall be found to be void, invalid or unenforceable, the same shall either be conformed to the extent necessary to comply with applicable law or stricken if not so conformable, so as not to affect the validity of this Agreement.

                                       16

     11.5 Notices. All notices, requests, demands, waivers, consents, approvals or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or by recognized commercial courier service, and delivered by a facsimile transmission, as follows:

If to BMPI:       BioMimetic Pharmaceuticals, Inc.
                  330 Mallory Station, Suite A-l
                  Franklin, TN 37067
                  Attention: Samuel E. Lynch, D.M.D., D.M.Sc.
                  FAX: 615-844-1281

With a copy to:   Harwell Howard Hyne Gabbert & Manner, P.C.
                  315 Deaderick Street, Suite 1800
                  Nashville, TN 37238
                  Attention: Mark Manner
                  FAX: 615-251-1059

If to Luitpold:   Luitpold Pharmaceuticals, Inc.
                  One Luitpold Drive
                  Shirley, NY 11967
                  Attention: President and CEO
                  FAX: 631-924-8650

With a copy to:   Sonnenschein Nath & Rosenthal LLP
                  1301 K Street, N.W.
                  Suite 600 East Tower
                  Washington, DC 20005
                  Attention: Peter S. Reichertz
                  FAX: 202-408-6399

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed effective (a) as of the date so delivered either personally or by facsimile transmission or courier service; or (b) on the third (3rd) business day after the same has been mailed.

     11.6 Force Majeure. Neither Party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war or threatened act of war, acts of terror or threatened acts of terror, civil unrest, or intervention of any governmental authority, but any such delay or failure shall be remedied by such Party as soon as is reasonably possible. If the force majeure event persists for longer than twelve (12)
months, the other Party shall have the right to terminate this Agreement.

                                       17

     11.7 Assignments. This Agreement may not be assigned by Luitpold without the written prior consent of BMPI; provided Luitpold may assign this Agreement to an acquirer of all or substantially all of its assets. This Agreement shall inure to the benefit of and be binding on the Parties' permitted assigns, and successors in interest.

     11.8 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment or any obligation under this Agreement shall be valid or effective unless in writing and signed by both Parties hereto.

     11.9 Choice of Law. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Tennessee without reference to its choice of law provisions.

     11.10 Dispute Resolution. The Parties agree that prior to any arbitration concerning this Agreement, an executive officer of BMPI and Luitpold with authority to resolve the dispute will meet within ten (10) days of a written request by either Party to the other and will attempt in good faith to negotiate a resolution to the dispute. If the Parties are unable to negotiate a resolution to the dispute within twenty (20) days of commencing negotiations, either Party may initiate arbitration proceedings by written request to the other. Except as otherwise specifically provided herein, all controversies and claims under this
Agreement shall be settled by binding arbitration by a panel of three (3)
arbitrators pursuant to the Commercial Arbitration Rules of the American
Arbitration Association. The arbitration shall be conducted in New York, New
York. Each Party shall select one arbitrator and the two arbitrators so selected shall jointly select a third arbitrator. The decision reached by the arbitrators shall be conclusive and binding upon the Parties hereto and may be filed with the clerk of any court of competent jurisdiction. Each of the Parties shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared. Notwithstanding anything to the contrary in this Section 11.10, either Party may seek immediate injunctive relief from any court of competent jurisdiction for the protection of its intellectual property or Confidential
Information.

     11.11 Headings. Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

     11.12 Execution. This Agreement shall be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same agreement.

     11.13 Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

     11.14 Recording and Further Assurances. Luitpold may record this Agreement in each place necessary or convenient to perfect, protect or otherwise evidence
Luitpold's rights hereunder. Each Party agrees, promptly upon request, to execute such further documents as the other Party may reasonably request to for the purpose of making effective the rights of such Party under this Agreement, at the sole expense of the Party so requesting.

                                       18

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the
Effective Date.

                                           BIOMIMETIC PHARMACEUTICALS, INC.

                                           By: /s/ Samuel E. Lynch
                                               --------------------------------
                                           Its: President

                                           LUITPOLD PHARMACEUTICALS, INC.

                                           By: /s/ Mary Jane Helenek
                                               --------------------------------
                                           Its: President, CEO

                                           By: /s/ Jean M. Bellin
                                               --------------------------------
                                           Its: VICE PRESIDENT, OHD

                                       19

                                    EXHIBIT A
                              PDGF LICENSED PATENTS

GRANTED PATENTS

COUNTRY   PATENT NO   ISSUE DATE          COMMENTS
-------   ---------   ----------   ---------------------
   US     4,769,328*   09/06/88
   US     4,801,542*   01/31/89
   US     5,045,633*   09/03/91
   US     4,766,073*   08/23/88
   US     4,889,919*   12/26/89
   US     5,428,010*   06/27/95
   US     5,533,836*   07/09/96
   US     6,004,929*   12/21/99
   US     4,845,075*   07/04/89
   US     5,516,896*   05/14/96
   US     4,849,407*   07/18/89
   US     5,498,600*   03/12/96
   US     5,187,263*   02/16/93
   US     5,128,321*   07/07/92
   US     5,474,982*   12/12/95
   US     5,895,755*   04/20/99
   US     5,905,142*   05/18/99
   US     5,770,228*   06/23/98
   US     5,889,149*   03/30/99
   AU        638010*   06/17/93
   AU        641816*   02/08/94
   CA     1,340,846*   12/07/99    Reissued Patent
   EP        177957*   01/07/93    Registered in AT, BE,
                                   CH, LI, DE, FR, GB,
                                   IT, NL, LU, SE
   EP        487166*   12/29/99    Registered in AT, BE,
                                   CH, LI, DE, FR, GB,
                                   IT, LI LU, NL, SE
   EP        259632*   12/13/95    Registered in AT, BE,
                                   CH, LI, DE, FR, GB,
                                   IT, LU, NL, SE
   EP        547064*   06/22/94    Registered in AT, BE,
                                   CH, DE, DK, ES, FR,
                                   GB, GR, IT, LI, LU,
                                   NL, SE
   JP       2837407*   10/09/98
   JP       2127599*   02/24/97
   JP       2823690*   09/04/98
   JP       3145968*   01/05/01
   US     5,019,559

                                       20

   US     4,861,757
   US     5,124,316
   US     4,874,746
   US     4,983,581
   US     5,256,644
   US     5,034,375
   US     5,035,887
   US     5,516,699

                                       21